U.S. INDUSTRIES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (In millions, except ratios)


                                          Year Ended September 30,
                                --------------------------------------------
                                1996      1995     1994       1993      1992
                                ----      ----     ----       ----      ----

EARNINGS:
  Income (loss) from
   continuing operations
   before income taxes
   and fixed charges........    $173    $ (19)      $ 78      $ 57      $ 55
                                ====    ======      ====      ====      ====

  Fixed charges:
   Interest expense.........      60       101        94        95        89
   Interest component
    of rent...................     8         7         7         7         6
                                ----    ------      ----      ----      ----
   Fixed charges............      68       108       101       102        95
                                ====    ======      ====      ====      ====

  Earnings, as defined.......    241        89       179       159       150
                                ====    ======      ====      ====      ====

FIXED CHARGES................     68       108       101       102        95
                                ====    ======      ====      ====      ====

RATIO OF EARNINGS TO
  FIXED CHARGES............     3.5x      ---(1)    1.8x      1.6x      1.6x
                                ====    ======      ====      ====      ====



--------
(1) Earnings for fiscal 1995 were insufficient to cover fixed charges by $19 million. This deficiency resulted from goodwill impairment and other non-recurring charges of $113 million. Before taking into account such items, the ratio of earnings to fixed charges for fiscal 1995 would have been 1.9x.



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